Exhibit 10.29

Description of ITT Educational Services, Inc.’s Executive and Director Compensation

2012 Executive Salaries

On January 23, 2012, the Compensation Committee of our Board of Directors authorized a salary increase for our named executive officers effective February 13, 2012, other than our Chief Executive Officer whose salary remains the same as in the prior year. The named executive officers are those executive officers of ours who will be included as such in the Proxy Statement for our 2012 Annual Meeting of Shareholders. The following table sets forth the 2012 base salary information for each of our named executive officers as of February 13, 2012.

Named Executive Officer	2012 Salary
Kevin M. Modany	$788,250
Daniel M. Fitzpatrick	$335,320
Clark D. Elwood	$330,270
Eugene W. Feichtner	$305,525
June M. McCormack	$272,700

2012 Short-Term Compensation

On January 23, 2012, the Compensation Committee established a short-term compensation element for our executive officers that will be payable in early 2013, if certain management objectives (the “2012 Management Objectives”) are accomplished during 2012. The 2012 Management Objectives include:

•	develop and implement a new learning technology application;

•	design, develop and implement modifications and enhancements to the comprehensive model for assessment of student learning;

•	reach all 2012 curriculum development and design milestones by certain dates;

•	successfully execute the 2012 advertising and marketing strategy;

•	obtain the requisite regulatory authorizations consistent with the 2012 operating plan;

•	execute corporate development initiatives identified in our strategic plan;

•	reach all 2012 milestones for an updated student information system by certain dates; and

•	compile student and employer satisfaction data that demonstrate anticipated levels of satisfaction.

The determination of whether the 2012 Management Objectives are accomplished by our executive officers will be made by the Compensation Committee in early 2013. The Committee intends to assign five points to each 2012 Management Objective that it determines was accomplished. The following table sets forth the maximum short-term compensation percentage that is associated with the aggregate number of points assigned to the 2012 Management Objectives that the Compensation Committee determines were accomplished in 2012:

Aggregate Number of Points	Maximum Short-Term Compensation Percentage
40	200.0%
35	175.0%
30	150.0%
25	125.0%
20	100.0%
15	75.0%
10	50.0%
5	25.0%

To determine the maximum short-term compensation amount that an executive officer may receive, the maximum short-term compensation percentage (determined as described above) will be multiplied by a standard short-term compensation percentage of annualized base salary as of December 31, 2012, ranging from 32% to 100%, with the percentage depending on the officer’s position, and the result will be multiplied by the officer’s annualized base salary. The following table sets forth the 2012 standard short-term compensation percentage of annualized base salary as of December 31, 2012 for each of the named executive officers:

Named Executive Officer	2012 Standard Short- Term Compensation Percentage of Annualized Base Salary
Kevin M. Modany	100%
Daniel M. Fitzpatrick	65%
Clark D. Elwood	65%
Eugene W. Feichtner	60%
June M. McCormack	60%

An executive officer’s actual short-term compensation payment, however, may be more or less than the officer’s potential short-term compensation as calculated as described above. An executive officer’s actual short-term compensation amount will be based on the Compensation Committee’s discretionary assessment of the officer’s individual contribution toward accomplishing each 2012 Management Objective. Any 2012 short-term compensation payment will be made in cash. The Compensation Committee may, in its sole discretion, modify the terms of the short-term compensation element at any time before it is paid.

2012 Executive Perquisites

On January 23, 2012, the Compensation Committee of our Board of Directors also approved the following executive perquisites in 2012 for our named executive officers:

•	for Mr. Modany, the use of a company car;

•	for Mr. Modany, an allowance to be used for tax return preparation and financial planning of up to 2% of annualized base salary as of April 1, 2012;

•

for Messrs. Fitzpatrick, Elwood and Feichtner and Ms. McCormack, an allowance to be used for tax return preparation and financial planning of up to 1% of annualized base salary as of April 1, 2012; and

•	for each of the Named Executive Officers:

•	tickets to sporting, theater and other events;

•	enhanced disability benefits; and

•	an annual physical examination.

The aggregate incremental cost to us in 2012 for providing all of the 2012 perquisites described above is not expected to exceed $125,000.

2012 Director Compensation

The compensation for non-employee Directors on our Board of Directors in 2012 consists of:

•	an annual retainer of $75,000 payable in one installment on January 1, 2012, at the election of each non-employee Director, in cash or shares of our common stock in increments of 25% each;

•	no separate meeting fees;

•	a grant under the 2006 ITT Educational Services, Inc. Equity Compensation Plan of restricted stock units (“RSUs”) with a time-based period of restriction that:

•

has a value of $100,000, plus the value associated with any fractional RSU necessary to cause the grant to be for a whole number of RSUs, pursuant to which the value is determined based on the closing market price of a share of our common stock on the effective date of the grant;

•	is effective on the tenth business day following our 2012 Annual Meeting of Shareholders;

•	has a time-based period of restriction of three years; and

•	is settled on the first business day following the last day of the period of restriction by the delivery of one share of our common stock for each RSU in the grant.

We also reimburse Directors for reasonable, out-of-pocket travel expense related to attending our Board of Directors and its committee meetings and other business of the Board.